Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports second quarter 2024 results
18% increase in home closings year-over-year, home closing gross margin of 25.9% and a 26% increase in diluted EPS

SCOTTSDALE, Ariz., July 24, 2024 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported second quarter results for the period ended June 30, 2024.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Chg	2024	2023	% Chg
Homes closed (units)	4,118	3,490	18%	7,625	6,387	19%
Home closing revenue	$1,693,738	$1,543,021	10%	$3,159,834	$2,804,944	13%
Average sales price — closings	$411	$442	(7)%	$414	$439	(6)%
Home orders (units)	3,799	3,340	14%	7,790	6,827	14%
Home order value	$1,573,456	$1,474,713	7%	$3,204,651	$2,981,606	7%
Average sales price — orders	$414	$442	(6)%	$411	$437	(6)%
Ending backlog (units)				2,714	3,772	(28)%
Ending backlog value				$1,109,687	$1,687,536	(34)%
Average sales price — backlog				$409	$447	(9)%
Earnings before income taxes	$297,361	$239,524	24%	$531,376	$404,827	31%
Net earnings	$231,555	$186,836	24%	$417,571	$318,137	31%
Diluted EPS	$6.31	$5.02	26%	$11.37	$8.56	33%

MANAGEMENT COMMENTS
“Meritage’s strong second quarter 2024 performance reflected the progress we are making on delivering quick turning move-in ready homes, resulting in $1.7 billion of home closing revenue and our highest second quarter closings," said Steven J. Hilton, executive chairman of Meritage Homes. "We achieved an average absorption pace of 4.5 per month this quarter while increasing community count sequentially from the first quarter, which generated our highest second quarter orders volume of 3,799 homes. With the resiliency in homebuying demand stemming from favorable demographics and an under built supply of homes in the market, we believe our focus on affordable move-in ready inventory will enable us to continue increasing our market share, despite ongoing mortgage interest rate volatility.”

“With over 40% of this quarter's closings from intra-quarter sales, our backlog conversion rate was 136%," added Phillippe Lord, chief executive officer of Meritage Homes. "Our 4,118 deliveries this quarter combined with home closing gross margin of 25.9% and SG&A leverage of 9.3% contributed to diluted EPS of $6.31. We increased our book value per share 16% year-over-year to $134.41 and generated a return on equity of 18.3% as of June 30, 2024."*

“Managing our capital with a focus toward long-term shareholder value, in the second quarter of 2024, we accelerated growth in the business by spending $631 million on land acquisition and development and putting over 8,700 net new lots under control, as well as returned $27.2 million back to shareholders in the form of cash dividends," continued Mr. Lord. "This quarter, we enhanced our debt structure by issuing $575.0 million of new convertible debt, extending our existing revolving credit facility and redeeming the remaining $250.0 million of the senior notes due 2025. We ended the quarter with cash of $992.9 million and a net debt-to-capital ratio of 6.2%.”

SECOND QUARTER RESULTS

•Orders of 3,799 homes for the second quarter of 2024 increased 14% year-over-year, primarily reflecting a 15% increase in average absorption pace to 4.5 per month from 3.9 per month in the second quarter of 2023. Second quarter 2024 average community count remained relatively consistent with prior year, but increased 3% sequentially. Average sales price ("ASP") on orders in the second quarter of 2024 of $414,000 was down 6% from the second quarter of 2023 due to product and geographic mix shift. Entry-level represented 92% of second quarter 2024 sales orders, compared to 85% in the prior year.

•The 10% year-over-year increase in home closing revenue to $1.7 billion was the result of 18% higher home closing volume partially offset by a 7% decrease in ASP on closings due to product and geographic mix. Entry-level represented 91% of second quarter 2024 home closings, compared to 83% in the prior year. Second quarter 2024 ASP on closings reflected selective price increases and a slight pullback in rate lock financing incentive costs, although utilization of such incentives went up both sequentially and year-over-year.

•Home closing gross margin improved 150 bps to 25.9% in the second quarter 2024 from 24.4% in the prior year due to lower direct costs, greater leverage of fixed costs and shorter construction cycle times, which were partially offset by higher lot costs.
•The financial services profit of $4.8 million included $2.0 million in write-offs related to rate lock unwind costs in the second quarter of 2024. This compared to financial services loss of $2.6 million in the second quarter of 2023 that had $7.9 million in similar write-offs.

•Selling, general and administrative expenses ("SG&A") as a percentage of second quarter 2024 home closing revenue of 9.3% improved 30 bps from 9.6% in the second quarter of 2023, primarily due to leverage achieved on higher home closing revenue.

•In the second quarter of 2024, we recognized a loss on early extinguishment of debt of $0.6 million in connection with the $250.0 million redemption of the 6.00% senior notes due 2025 (the "2025 Notes"). There were no such redemptions in the second quarter of 2023.

•The second quarter effective income tax rate was 22.1% in 2024 compared to 22.0% in 2023. The Company's tax rates in both periods benefited from earned eligible energy tax credits on qualifying homes under the Inflation Reduction Act ("IRA").

•Net earnings were $231.6 million ($6.31 per diluted share) for the second quarter of 2024, a 24% increase from $186.8 million ($5.02 per diluted share) for the second quarter of 2023, resulting from higher home closing revenue and gross profit as well as lower SG&A as a percentage of home closing revenue.

YEAR TO DATE RESULTS

•Total sales orders for the first half of 2024 increased 14% over the prior year, driven by a 15% increase in average absorption pace and a slight decrease in average communities compared to the first half of 2023.

•Home closing revenue increased 13% in the first half of 2024 to $3.2 billion, reflecting a 19% increase in home closing volume that was partially offset by a 6% decrease in ASP on closings due to product and geographic mix. ASP on closings for the first half of 2024 reflected selective price increases and a slight pullback in rate lock financing incentive costs, although utilization of such incentives went up.

•Home closing gross margin improved 240 bps to 25.9% in the first half of 2024 from 23.5% in the prior year, resulting from lower direct costs, greater leverage of fixed costs and shorter construction cycle times, which were partially offset by higher lot cost.

•The financial services profit of $4.1 million included $7.8 million in write-offs related to rate lock unwind costs in the first half of 2024. This compared to financial services profit of $0.4 million in the first half of 2023 that had $9.8 million in similar write-offs.

•SG&A expenses of 9.8% of home closing revenue were relatively consistent with 9.9% in the prior year as improved leverage on higher home closing revenue was mostly offset by higher commissions.

•In the first half of 2024, we recognized a loss on early extinguishment of debt of $0.6 million in connection with the $250.0 million redemption of the 2025 Notes. There were no such redemptions in the first half of 2023.

•The effective tax rate for both the first half of 2024 and 2023 was 21.4%. The Company's tax rates in both periods benefited from earned eligible energy tax credits on qualifying homes under the IRA.

•Net earnings were $417.6 million ($11.37 per diluted share) for the first half of 2024, a 31% increase from $318.1 million ($8.56 per diluted share) for the first half of 2023, primarily reflecting higher home closing revenue and gross profit, as well as lower SG&A as a percentage of home closing revenue.

BALANCE SHEET & LIQUIDITY
•Cash and cash equivalents at June 30, 2024 totaled $992.9 million, compared to $921.2 million at December 31, 2023.
•Land acquisition and development spend totaled $631.1 million for the second quarter of 2024, compared to $408.5 million for the second quarter of 2023.
•Approximately 71,000 lots were owned or controlled as of June 30, 2024, compared to approximately 60,000 total lots as of June 30, 2023. Over 8,700 net new lots were added in the second quarter of 2024, representing an estimated 63 future communities.

•Second quarter 2024 ending community count of 287 was up 4% sequentially compared to the first quarter of 2024, and down 1% compared to prior year.
•Debt-to-capital and net debt-to-capital ratios were 21.2% and 6.2%, respectively, at June 30, 2024, which compared to 17.9% and 1.9%, respectively, at December 31, 2023.
•In the second quarter of 2024, the Company issued $575.0 million of 1.75% convertible senior notes due 2028 (the "2028 Convertible Notes") and used a portion of the proceeds for the $250.0 million redemption of the 2025 Notes.
•The Company refinanced the revolving credit facility in the second quarter of 2024 to increase the facility size to $910.0 million, extend its maturity from 2028 to 2029, and reduce its pricing grid to align with the Company's investment grade credit rating.
•The Company declared and paid quarterly cash dividends of $0.75 per share totaling $27.2 million in the second quarter of 2024, up from $0.27 per share totaling $9.9 million in the second quarter of 2023. Year-to-date dividends paid were $54.5 million and $19.9 million in 2024 and 2023, respectively.
•There were no share repurchases during the second quarter of 2024 due to the customary lock-out restrictions associated with the 2028 Convertible Notes issuance. For the first half of 2024, the Company repurchased 362,419 shares of stock for a total of $55.9 million. As of June 30, 2024, $129.1 million remained available to repurchase under the authorized share repurchase program.

GUIDANCE
The Company is providing the following updated guidance for full year 2024, based on first half 2024 results and current market conditions:

Full Year 2024
Home closing volume	14,750-15,500 units
Home closing revenue	$6.1-6.3 billion
Home closing gross margin	24.5%-25.0%
Effective tax rate	Approximately 22.5%
Diluted EPS	$19.80-21.00

CONFERENCE CALL
Management will host a conference call to discuss its second quarter 2024 results at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, July 25, 2024. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-877-407-6951 US toll free or 1-412-902-0046. A replay will be available on the Investor Relations page.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average total stockholders' equity for the trailing five quarters. The Company's book value per share is calculated as total stockholders' equity for the period divided by the shares outstanding as of the last day of the period.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2024	2023	Change $	Change %
Homebuilding:
Home closing revenue	$1,693,738	$1,543,021	$150,717	10%
Land closing revenue	—	24,379	(24,379)	(100)%
Total closing revenue	1,693,738	1,567,400	126,338	8%
Cost of home closings	(1,254,232)	(1,166,041)	88,191	8%
Cost of land closings	—	(24,202)	(24,202)	(100)%
Total cost of closings	(1,254,232)	(1,190,243)	63,989	5%
Home closing gross profit	439,506	376,980	62,526	17%
Land closing gross profit	—	177	(177)	(100)%
Total closing gross profit	439,506	377,157	62,349	17%
Financial Services:
Revenue	8,311	6,210	2,101	34%
Expense	(3,924)	(2,972)	952	32%
Earnings/(loss) from financial services unconsolidated entities and other, net	450	(5,795)	6,245	(108)%
Financial services profit/(loss)	4,837	(2,557)	7,394	(289)%
Commissions and other sales costs	(104,665)	(95,798)	8,867	9%
General and administrative expenses	(53,184)	(52,140)	1,044	2%
Interest expense	—	—	—	—%
Other income, net	11,498	12,862	(1,364)	(11)%
Loss on early extinguishment of debt	(631)	—	631	n/a
Earnings before income taxes	297,361	239,524	57,837	24%
Provision for income taxes	(65,806)	(52,688)	13,118	25%
Net earnings	$231,555	$186,836	$44,719	24%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$6.38	$5.08	$1.30	26%
Weighted average shares outstanding	36,322	36,765	(443)	(1)%
Diluted
Earnings per common share	$6.31	$5.02	$1.29	26%
Weighted average shares outstanding	36,718	37,191	(473)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,
	2024	2023	Change $	Change %
Homebuilding:
Home closing revenue	$3,159,834	$2,804,944	$354,890	13%
Land closing revenue	2,305	41,764	(39,459)	(94)%
Total closing revenue	3,162,139	2,846,708	315,431	11%
Cost of home closings	(2,342,370)	(2,145,503)	196,867	9%
Cost of land closings	(2,298)	(40,147)	(37,849)	(94)%
Total cost of closings	(2,344,668)	(2,185,650)	159,018	7%
Home closing gross profit	817,464	659,441	158,023	24%
Land closing gross profit	7	1,617	(1,610)	(100)%
Total closing gross profit	817,471	661,058	156,413	24%
Financial Services:
Revenue	14,664	11,941	2,723	23%
Expense	(6,927)	(6,039)	888	15%
(Loss)/earnings from financial services unconsolidated entities and other, net	(3,590)	(5,536)	(1,946)	(35)%
Financial services profit	4,147	366	3,781	1,033%
Commissions and other sales costs	(206,215)	(178,644)	27,571	15%
General and administrative expenses	(103,916)	(99,659)	4,257	4%
Interest expense	—	—	—	—%
Other income, net	20,520	21,706	(1,186)	(5)%
Loss on early extinguishment of debt	(631)	—	631	n/a
Earnings before income taxes	531,376	404,827	126,549	31%
Provision for income taxes	(113,805)	(86,690)	27,115	31%
Net earnings	$417,571	$318,137	$99,434	31%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$11.50	$8.67	$2.83	33%
Weighted average shares outstanding	36,317	36,715	(398)	(1)%
Diluted
Earnings per common share	$11.37	$8.56	$2.81	33%
Weighted average shares outstanding	36,738	37,149	(411)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2024	December 31, 2023
Assets:
Cash and cash equivalents	$992,921	$921,227
Other receivables	258,137	266,972
Real estate (1)	5,175,084	4,721,291
Deposits on real estate under option or contract	156,698	111,364
Investments in unconsolidated entities	23,630	17,170
Property and equipment, net	46,585	48,953
Deferred tax asset, net	60,167	47,573
Prepaids, other assets and goodwill	210,758	218,584
Total assets	$6,923,980	$6,353,134
Liabilities:
Accounts payable	$299,780	$271,650
Accrued liabilities	388,975	424,764
Home sale deposits	39,380	36,605
Loans payable and other borrowings	9,711	13,526
Senior and convertible senior notes, net	1,303,600	994,689
Total liabilities	2,041,446	1,741,234
Stockholders' Equity:
Preferred stock	—	—
Common stock	363	364
Additional paid-in capital	198,503	290,955
Retained earnings	4,683,668	4,320,581
Total stockholders’ equity	4,882,534	4,611,900
Total liabilities and stockholders’ equity	$6,923,980	$6,353,134
(1) Real estate – Allocated costs:
Homes under contract under construction	$789,961	$704,206
Unsold homes, completed and under construction	1,487,674	1,260,855
Model homes	114,185	118,252
Finished home sites and home sites under development	2,783,264	2,637,978
Total real estate	$5,175,084	$4,721,291

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net earnings	$417,571	$318,137
Adjustments to reconcile net earnings to net cash (used in)/provided by operating activities:
Depreciation and amortization	12,812	11,196
Stock-based compensation	10,832	10,401
Equity in earnings from unconsolidated entities	(2,627)	(2,882)
Distribution of earnings from unconsolidated entities	2,778	3,418
Other	4,697	2,148
Changes in assets and liabilities:
(Increase)/decrease in real estate	(450,551)	14,950
(Increase)/decrease in deposits on real estate under option or contract	(45,576)	5,491
Decrease in other receivables, prepaids and other assets	24,237	8,962
Decrease in accounts payable and accrued liabilities	(12,965)	(27,754)
Increase in home sale deposits	2,775	11,818
Net cash (used in)/provided by operating activities	(36,017)	355,885
Cash flows from investing activities:
Investments in unconsolidated entities	(6,611)	(1,277)
Distributions of capital from unconsolidated entities	—	43
Purchases of property and equipment	(13,158)	(21,134)
Proceeds from sales of property and equipment	130	228
Maturities/sales of investments and securities	750	750
Payments to purchase investments and securities	(750)	(750)
Net cash used in investing activities	(19,639)	(22,140)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(7,445)	(2,209)
Repayment of senior notes	(250,695)	—
Proceeds from issuance of convertible senior notes	575,000	—
Payment of debt issuance costs	(17,303)	—
Purchase of capped calls related to issuance of convertible senior notes	(61,790)	—
Dividends paid	(54,484)	(19,854)
Repurchase of shares	(55,933)	(10,000)
Net cash provided by/(used in) financing activities	127,350	(32,063)
Net increase in cash and cash equivalents	71,694	301,682
Beginning cash and cash equivalents	921,227	861,561
Ending cash and cash equivalents	$992,921	$1,163,243

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Texas
•East: Florida, Georgia, North Carolina, South Carolina, and Tennessee

	Three Months Ended June 30,
	2024		2023
	Homes	Value	Homes	Value
Homes Closed:
West Region	1,265	622,837	997	519,217
Central Region	1,265	459,180	1,094	456,801
East Region	1,588	611,721	1,399	567,003
Total	4,118	$1,693,738	3,490	$1,543,021
Homes Ordered:
West Region	1,114	557,296	990	515,325
Central Region	1,100	399,854	1,065	440,377
East Region	1,585	616,306	1,285	519,011
Total	3,799	$1,573,456	3,340	$1,474,713

	Six Months Ended June 30,
	2024		2023
	Homes	Value	Homes	Value
Homes Closed:
West Region	2,279	1,138,469	1,782	936,539
Central Region	2,432	886,745	2,142	881,681
East Region	2,914	1,134,620	2,463	986,724
Total	7,625	$3,159,834	6,387	$2,804,944
Homes Ordered:
West Region	2,284	1,138,101	2,276	1,151,261
Central Region	2,410	882,037	2,138	860,898
East Region	3,096	1,184,513	2,413	969,447
Total	7,790	3,204,651	6,827	2,981,606
Order Backlog:
West Region	751	367,436	1,366	669,636
Central Region	746	278,485	959	401,601
East Region	1,217	463,766	1,447	616,299
Total	2,714	$1,109,687	3,772	$1,687,536

	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2023		2024		2023
	Ending	Average	Ending	Average	Ending	Average	Ending	Average
Active Communities:
West Region	85	84.0	98	97.0	85	81.9	98	96.0
Central Region	76	78.0	82	82.0	76	81.3	82	81.7
East Region	126	119.0	111	105.5	126	114.0	111	102.4
Total	287	281.0	291	284.5	287	277.2	291	280.1

Meritage Homes Corporation and Subsidiaries
Supplement and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Depreciation and amortization	$6,774	$5,988	$12,812	$11,196

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$54,227	$62,452	$54,516	$60,169
Interest incurred	14,327	15,144	27,252	30,174
Interest expensed	—	—	—	—
Interest amortized to cost of home and land closings	(14,227)	(16,518)	(27,441)	(29,265)
Capitalized interest, end of period	$54,327	$61,078	$54,327	$61,078

Reconciliation of Non-GAAP Information (Dollars in thousands):

Debt-to-Capital Ratios
	June 30, 2024	December 31, 2023
Senior and convertible senior notes, net, loans payable and other borrowings	$1,313,311	$1,008,215
Stockholders' equity	4,882,534	4,611,900
Total capital	$6,195,845	$5,620,115
Debt-to-capital	21.2%	17.9%

Senior and convertible senior notes, net, loans payable and other borrowings	$1,313,311	$1,008,215
Less: cash and cash equivalents	(992,921)	(921,227)
Net debt	$320,390	$86,988
Stockholders’ equity	4,882,534	4,611,900
Total net capital	$5,202,924	$4,698,888
Net debt-to-capital (1)	6.2%	1.9%

(1)Net debt-to-capital reflects certain adjustments to the debt-to-capital ratio and is defined as net debt (debt less cash and cash equivalents) divided by total capital (net debt plus stockholders' equity). Net debt-to-capital is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe this non-GAAP financial measure is relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

About Meritage Homes Corporation
Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2023. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
Meritage has delivered over 185,000 homes in its 38-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a three-time recipient of the EPA's Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and our future results including our ability to increase our market share and our full year 2024 projected home closing volume, home closing revenue, home closing gross margin, effective tax rate and diluted EPS.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; inflation in the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; shortages in the availability and cost of subcontract labor; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2023 and our Form 10-Q for subsequent quarters under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.